NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2024 Financial Results
•Third quarter 2024 GAAP EPS of $0.76, compared to $0.48 in 2023
•Third quarter 2024 adjusted non-GAAP EPS of $0.65, compared to $0.49 in 2023
•Announces $0.65 per share quarterly dividend
•Revises 2024 earnings guidance in light of delayed Montana interim rate decision

BUTTE, MT / SIOUX FALLS, SD - October 28, 2024 - NorthWestern Energy Group, Inc. d/b/a NorthWestern
Energy (Nasdaq: NWE) reported financial results for the third quarter 2024. Net income for the period was $46.8 million, or $0.76 per diluted share, as compared with net income of $29.3 million, or $0.48 per diluted share, for the same period in 2023. NorthWestern’s third quarter 2024 non-GAAP net income and non-GAAP earnings per share were $39.7 million and $0.65, respectively, compared to $30.0 million and $0.49 in 2023. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

Third quarter earnings were driven by rate relief in Montana and South Dakota, higher electric transmission revenues, and an income tax benefit, partly offset by mild weather, insurance costs, depreciation, and interest expense.

"As we continue to execute on our strategic priorities, we are pleased to report another quarter of solid earnings growth," said Brian Bird, President and CEO. "We remain committed to providing reliable and affordable energy for our customers. Yellowstone County Generating Station began to serve customers in October, providing critical capacity as we go into the winter season. Meanwhile, we are actively working with the commissions in Montana, South Dakota, and Nebraska to advance our rate reviews and ensure timely recovery of the substantial investments we’ve made on our customers behalf."

THIRD QUARTER 2024 COMPARED TO THIRD QUARTER 2023

The increase in net income was primarily due to new base rates in Montana and South Dakota, electric transmission revenues, electric retail volumes, Montana property tax tracker collections, lower non-recoverable Montana electric supply costs, and an income tax benefit from a change to the gas repairs safe harbor method. These were offset in part by natural gas retail volumes, depreciation, operating, administrative and general costs, and interest expense. Diluted earnings per share increased as a result of higher net income but was partially offset by increased average shares outstanding due to equity issuances during 2023.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

EARNINGS GUIDANCE

We are revising our 2024 non-GAAP EPS guidance range to $3.32 to $3.47 from our original guidance of $3.42 to $3.62 in light of the delay in interim rate relief in our Montana rate review. The revised 2024 midpoint of approximately $3.40 represents a 4% increase off our 2023 non-GAAP earnings per share of $3.27.

This guidance is based upon, but not limited to, the following major assumptions:
• Normal weather in our service territories;
• Interim rates in Montana in December 2024;
• An effective income tax rate of approximately 9%-11%; and
• Diluted average shares outstanding of approximately 61.4 million.

We are also affirming our long-term (5 year) diluted earnings per share growth guidance of 4% to 6% from a 2022 base year of $3.18 diluted earnings per share on a non-GAAP basis. We expect rate base growth of 4% to 6%. Our current capital investment program is sized to provide for no equity issuances. Future generation capacity additions or other strategic opportunities may require equity financing.

Dividend Declared

NorthWestern Energy Group's Board of Directors declared a quarterly common stock dividend of $0.65 per share payable December 31, 2024 to common shareholders of record as of December 13, 2024. While currently above our targeted 60-70 percent dividend payout range, over the longer-term we expect to maintain a payout within the range.

Additional information regarding this release can be found in the earnings presentation at
https://www.northwesternenergy.com/investors/earnings

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NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

COMPANY UPDATES

Yellowstone County 175 MW plant

Construction of the new generation facility was substantially completed and the plant placed in service in October 2024. The lawsuit challenging the Yellowstone County Generating Station air quality permit, which required us to suspend construction activities for a period of time, as well as additional related legal and construction challenges, delayed the project timing and have increased costs. As of September 30, 2024, total costs of approximately $305.6 million have been incurred, with expected total costs of approximately $310.0 million to $320.0 million.

Regulatory Update

Rate reviews are necessary to recover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate relief in each state in which we provide service. Our ongoing rate review activity includes the following:

Montana Rate Review - In July 2024, we filed a Montana electric and natural gas rate review with the Montana Public Service Commission (MPSC). The filing requests a base rate annual revenue increase of $156.5 million for electric and $28.6 million for natural gas. Our request is based on a return on equity of 10.80 percent with a capital structure including 46.81 percent equity, and forecasted 2024 electric and natural gas rate base of $3.45 billion and $731.9 million, respectively. The electric rate base investment includes the 175-megawatt natural gas-fired Yellowstone County Generating Station, which was placed in service in October 2024.

Our filing included a request for interim base rates to be effective October 1, 2024. Implementation of interim base rates, if any, has been delayed beyond our requested effective date as the MPSC has not yet made a decision on the interim rate request.

The MPSC has developed its procedural schedule for our rate review request including a hearing scheduled to commence on April 22, 2025. If a final order is not received by May 23, 2025, which is 270 days from acceptance of our filing, we intend to implement, as permitted by the MPSC regulations, our requested rates, which will be subject to refund, until a final order is received.

South Dakota Natural Gas Rate Review - In June 2024, we filed a natural gas rate review with the South Dakota Public Utilities Commission. The filing requests a base rate annual revenue increase of $6.0 million. Our request is based on a return on equity of 10.70 percent, a capital structure including 53.13 percent equity, and rate base of $95.6 million. If a final order is not received by December 21, 2024, interim base rates may go into effect.

Nebraska Natural Gas Rate Review - In June 2024, we filed a natural gas rate review with the Nebraska Public Service Commission (NPSC). The filing requests a base rate annual revenue increase of $3.6 million. Our request is based on a return on equity of 10.70 percent, a capital structure including 53.13 percent equity, and rate base of $47.4 million. Interim rates, which increased base natural gas rates $2.3 million, were implemented on October 1, 2024. Interim rates will remain in effect on a refundable basis until the NPSC issues a final order.

Environmental Protection Agency (EPA) Rules

On April 25, 2024, the EPA released Greenhouse Gas (GHG) Rules for existing coal-fired facilities and new coal and natural gas-fired facilities as well as Mercury and Air Toxics Standard (MATS) Rules. Compliance with the rules will require expensive upgrades at Colstrip Units 3 and 4 with proposed compliance dates that may not be achievable and / or require technology that is unproven, resulting in significant impacts to costs of the facilities. The final MATS and GHG Rules require compliance as early as 2027 and 2032, respectively.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

Acquisition of Energy West Montana Assets

On July 29, 2024, we entered into an Asset Purchase Agreement with Hope Utilities to acquire its Energy West natural gas utility distribution system and operations serving approximately 33,000 customers located near Great Falls, Cut Bank, and West Yellowstone, Montana for approximately $39.0 million in cash, subject to certain working capital and other agreed upon closing adjustments. The transaction is subject to a number of customary closing conditions, including MPSC approval, and we expect the acquisition to be completed by the end of the first quarter of 2025.

Colstrip - Puget Sound Energy Transaction

On July 30, 2024, we entered into a definitive agreement (the Agreement) with Puget Sound Energy (Puget) to acquire Puget's 25 percent interest in each of Units 3 and 4 (collectively representing 370 megawatts) at the Colstrip Generating Station for $0. The acquisition would be effective December 31, 2025, subject to the satisfaction of the closing conditions contained within the Agreement. Under the terms of the Agreement, we will be responsible for operating costs starting on January 1, 2026; while Puget will retain responsibility for its pre-closing share of environmental and pension liabilities attributed to events or conditions existing prior to the closing of the transaction and for any future decommission and demolition costs associated with the existing facilities that comprise Puget's interest. The Agreement is subject to customary conditions and approvals. The ultimate amount of Puget's ownership interest we acquire is contingent on a right-of-first-refusal held by other Colstrip owners which, if exercised prior to expiration in fourth quarter 2024, would reduce our acquired interest proportionately.

Acquisition of Puget’s entire ownership interest, in addition to the previously disclosed acquisition of Avista’s 15 percent interest in each of Colstrip Units 3 and 4 (collectively representing 222 megawatts), would result in our ownership of 55 percent of the facility with the ability to guide operating and maintenance investments. This provides capacity to help us meet our obligation to provide reliable and cost effective power to our customers in Montana, while allowing opportunity for us to identify and plan for newer lower or no-carbon technologies in the future.

Transmission Investment

In August 2024, the U.S. Department of Energy awarded a $700 million grant through the Grid Resilience and Innovation Partnership (GRIP) program to advance the North Plains Connector (NPC) Consortium project. The 415-mile, high-voltage direct-current transmission line is intended to connect Montana's Colstrip substation, of which we are the operator and a joint owner, to central North Dakota, bridging the eastern and western U.S. energy grids. The NPC Consortium includes potential upgrades to our jointly owned Colstrip Transmission System and $70 million of the award is earmarked for the Colstrip Transmission System Upgrade. The NPC project, estimated to be a $3.6 billion investment, aims to enhance grid reliability, support renewable energy integration, and provide additional capacity across multiple states. We collaborated with Grid United, the Montana Department of Commerce, and other regional utilities on the successful GRIP grant application. The project is a critical infrastructure investment that aligns with our commitment to providing reliable and affordable energy to our customers while also supporting broader grid resilience efforts in the region. In addition to the Colstrip Transmission System Upgrade, we are considering an investment in NPC and are engaged in regional transmission development activities.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of gross margin to utility margin:	2024	2023	2024	2023

Operating Revenues	$345.2	$321.1	$1,140.4	$1,066.1
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	87.9	88.9	339.1	322.0
Less: Operating and maintenance	55.9	53.2	167.4	163.9
Less: Property and other taxes	41.6	43.3	125.0	132.6
Less: Depreciation and depletion	57.0	52.2	170.6	157.8
Gross Margin	102.8	83.5	338.3	289.8
Operating and maintenance	55.9	53.2	167.4	163.9
Property and other taxes	41.6	43.3	125.0	132.6
Depreciation and depletion	57.0	52.2	170.6	157.8
Utility Margin(1)	$257.3	$232.2	$801.3	$744.1
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2024	2023	2024	2023
Revenues	$345.2	$321.1	$1,140.4	$1,066.1
Fuel, purchased supply and direct transmission expense(1)	87.9	88.9	339.1	322.0
Utility Margin (2)	257.3	232.2	801.3	744.1

Operating and maintenance	55.9	53.2	167.4	163.9
Administrative and general	34.9	29.4	106.7	94.1
Property and other taxes	41.6	41.8	125.0	131.0
Depreciation and depletion	57.0	52.2	170.6	157.8
Total Operating Expenses (3)	189.4	176.6	569.7	546.8
Operating income	67.9	55.6	231.6	197.3
Interest expense, net	(33.4)	(28.7)	(96.3)	(85.1)
Other income, net	9.1	4.1	19.6	12.9
Income before income taxes	43.7	31.0	155.0	125.1
Income tax benefit (expense)	3.2	(1.7)	(11.4)	(14.1)
Net Income	46.8	29.3	143.6	111.0
Basic Shares Outstanding	61.3	60.4	61.3	60.0
Earnings per Share - Basic	$0.76	$0.48	$2.34	$1.85
Diluted Shares Outstanding	61.4	60.5	61.4	60.0
Earnings per Share - Diluted	$0.76	$0.48	$2.34	$1.85

Dividends Declared per Common Share	$0.65	$0.64	$1.95	$1.92
(1) Exclusive of depreciation and depletion expense.
(2) Utility Margin is a Non-GAAP financial measure. See "Reconciliation of gross margin to utility margin" above and “Non-GAAP Financial Measures” below.
(3) Excluding fuel, purchased supply and direct transmission expense.
Note: Subtotal variances may exist due to rounding.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

RECONCILIATION OF PRIMARY CHANGES DURING THE QUARTER

	Three Months Ended September 30, 2024 vs. 2023
	Pre-tax Income	Income Tax (Expense) Benefit (3)	Net Income	Diluted Earnings Per Share
	(in millions, except EPS)
Third Quarter, 2023	$31.0	$(1.7)	$29.3	$0.48
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Base rates	17.2	(4.4)	12.8	0.21
Electric transmission revenue	5.9	(1.5)	4.4	0.07
Electric retail volumes	3.6	(0.9)	2.7	0.04
Montana property tax tracker collections	1.5	(0.4)	1.1	0.02
Montana natural gas transportation	0.9	(0.2)	0.7	0.01
Non-recoverable Montana electric supply costs	0.6	(0.2)	0.4	0.01
Natural gas retail volumes	(0.3)	0.1	(0.2)	—
Production tax credits, offset within income tax benefit	(0.2)	0.2	—	—
Other	(1.2)	0.3	(0.9)	(0.01)

Variance in expense items(2) impacting net income:
Operating, maintenance, and administrative	(5.5)	1.4	(4.1)	(0.07)
Depreciation	(4.8)	1.2	(3.6)	(0.06)
Interest expense	(4.7)	1.2	(3.5)	(0.06)
Property and other taxes not recoverable within trackers	(1.9)	0.5	(1.4)	(0.02)
Gas repairs safe harbor method change	—	7.0	7.0	0.12
Other	1.5	0.6	2.1	0.03
Dilution from higher share count				(0.01)
Third Quarter, 2024	$43.6	$3.2	$46.8	$0.76
Change			$17.5	$0.28
(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax (Expense) Benefit calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

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NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

EXPLANATION OF CONSOLIDATED RESULTS

Three Months Ended September 30, 2024 Compared with the Three Months Ended September 30, 2023

Consolidated gross margin for the three months ended September 30, 2024 was $102.8 million as compared with $83.5 million in 2023, an increase of $19.3 million, or 23.1 percent. This increase was primarily due to new base rates in Montana and South Dakota, electric transmission revenues, electric retail volumes, Montana property tax tracker collections, and lower non-recoverable Montana electric supply costs. These were offset in part by natural gas retail volumes, depreciation, and operating and maintenance costs.

	Three Months Ended September 30,
(in millions)	2024	2023

Reconciliation of gross margin to utility margin:
Operating Revenues	$345.2	$321.1
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	87.9	88.9
Less: Operating and maintenance	55.9	53.2
Less: Property and other taxes	41.6	43.3
Less: Depreciation and depletion	57.0	52.2
Gross Margin	102.8	83.5
Operating and maintenance	55.9	53.2
Property and other taxes	41.6	43.3
Depreciation and depletion	57.0	52.2
Utility Margin(1)	$257.3	$232.2
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

	Three Months Ended September 30,
	2024	2023	Change	% Change
	(dollars in millions)
Utility Margin
Electric	$225.7	$202.0	$23.7	11.7%
Natural Gas	31.6	30.2	1.4	4.6
Total Utility Margin(1)	$257.3	$232.2	$25.1	10.8%
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin for the three months ended September 30, 2024 was $257.3 million as compared with $232.2 million for the same period in 2023, an increase of $25.1 million, or 10.8 percent.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

Primary components of the change in utility margin include the following (in millions):

Utility Margin 2024 vs. 2023
Utility Margin Items Impacting Net Income
Base rates	$17.2
Transmission revenue due to market conditions and rates	5.9
Electric retail volumes	3.6
Montana property tax tracker collections	1.5
Montana natural gas transportation	0.9
Non-recoverable Montana electric supply costs	0.6
Natural gas retail volumes	(0.3)
Other	(1.2)
Change in Utility Margin Items Impacting Net Income	28.2
Utility Margin Items Offset Within Net Income
Property and other taxes recovered in revenue, offset in property and other taxes	(2.0)
Operating expenses recovered in revenue, offset in operating and maintenance expense	(0.9)
Production tax credits, offset in income tax expense	(0.2)
Change in Utility Margin Items Offset Within Net Income	(3.1)
Increase in Consolidated Utility Margin(1)	$25.1
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Higher electric retail volumes were driven by favorable weather in Montana impacting residential demand, higher commercial and industrial demand, and customer growth in all jurisdictions, partly offset by unfavorable weather in South Dakota impacting residential demand. Lower natural gas retail volumes were driven by unfavorable weather in Montana partly offset by customer growth in all jurisdictions.

Under the PCCAM, net supply costs higher or lower than the PCCAM base rate (PCCAM Base) (excluding qualifying facility costs) are allocated 90 percent to Montana customers and 10 percent to shareholders. For the three months ended September 30, 2024, we over-collected supply costs of $5.9 million resulting in a reduction to our under collection of costs, and recorded an increase in pre-tax earnings of $0.7 million (10 percent of the PCCAM Base cost variance). For the three months ended September 30, 2023, we over-collected supply costs of $1.0 million resulting in a reduction to our under collection of costs, and recorded an increase in pre-tax earnings of $0.1 million.

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NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

	Three Months Ended September 30,
	2024	2023	Change	% Change
($ in millions)
Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$55.9	$53.2	$2.7	5.1%
Administrative and general	34.9	29.4	5.5	18.7
Property and other taxes	41.6	41.8	(0.2)	(0.5)
Depreciation and depletion	57.0	52.2	4.8	9.2
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$189.4	$176.6	$12.8	7.2%

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $189.4 million for the three months ended September 30, 2024, as compared with $176.6 million for the three months ended September 30, 2023. Primary components of the change include the following (in millions):

Operating Expenses
2024 vs. 2023
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Depreciation expense due to plant additions and higher depreciation rates	$4.8
Insurance expense, primarily due to increased wildfire risk premiums	3.4
Labor and benefits(1)	3.0
Electric generation maintenance	1.9
Property and other taxes not recoverable within trackers	1.9
Technology implementation and maintenance expenses	(0.1)
Partial recovery from previously impaired alternative energy storage investment	(0.5)
Uncollectible accounts	(1.1)
Other	(1.1)
Change in Items Impacting Net Income	12.2

Operating Expenses Offset Within Net Income
Property and other taxes recovered in trackers, offset in revenue	(2.0)
Operating and maintenance expenses recovered in trackers, offset in revenue	(0.9)
Deferred compensation, offset in other income	2.8
Pension and other postretirement benefits, offset in other income(1)	0.7
Change in Items Offset Within Net Income	0.6
Increase in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$12.8
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to Federal Energy Regulatory Commission-jurisdictional customers and net of the associated income tax benefit.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

Consolidated operating income for the three months ended September 30, 2024 was $67.9 million as compared with $55.6 million in the same period of 2023. This increase was primarily due to new base rates in Montana and South Dakota, electric transmission revenues, electric retail volumes, Montana property tax tracker collections, and lower non-recoverable Montana electric supply costs. These were offset in part by natural gas retail volumes, depreciation, operating, and administrative and general expenses.

Consolidated interest expense was $33.4 million for the three months ended September 30, 2024 as compared with $28.7 million for the same period of 2023. This increase was due to higher borrowings and interest rates, partly offset by higher capitalization of Allowance for Funds Used During Construction (AFUDC).

Consolidated other income was $9.1 million for the three months ended September 30, 2024 as compared with $4.1 million for the same period of 2023. This increase was primarily due to higher capitalization of AFUDC, a decrease in the non-service component of pension expense, and an increase in the value of deferred shares held in trust for deferred compensation.

Consolidated income tax benefit was $3.2 million for the three months ended September 30, 2024 as compared to income tax expense of $1.7 million for the same period of 2023. Our effective tax rate for the three months ended September 30, 2024 was (7.3)% as compared with 5.5% for the same period in 2023. During the third quarter of 2024 we filed a tax accounting method change with the Internal Revenue Service consistent with the guidance for natural gas transmission and distribution property. This resulted in an income tax benefit of $7.0 million during the three months ended September 30, 2024, related to repair costs that were previously capitalized for tax purposes in the 2022 and prior tax years.

The following table summarizes the differences between our effective tax rate and the federal statutory rate ($ in millions):

	Three Months Ended September 30,
	2024		2023
Income Before Income Taxes	$43.7		$31.0

Income tax calculated at federal statutory rate	9.2	21.0%	6.5	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.1	0.1	0.1	0.4
Gas repairs safe harbor method change	(7.0)	(16.0)	—	—
Flow-through repairs deductions	(4.6)	(10.5)	(4.2)	(13.5)
Production tax credits	(2.4)	(5.6)	(1.3)	(4.1)
Amortization of excess deferred income tax	(0.2)	(0.5)	(0.3)	(1.0)
Income tax return to accrual adjustment	—	—	0.4	1.3
Plant and depreciation flow-through items	1.8	4.2	0.4	1.2
Other, net	(0.1)	—	0.1	0.2
	(12.4)	(28.3)	(4.8)	(15.5)

Income tax (benefit) expense	$(3.2)	(7.3)%	$1.7	5.5%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Consolidated net income for the three months ended September 30, 2024 was $46.8 million as compared with $29.3 million for the same period in 2023. This increase was primarily due to new base rates in Montana and South Dakota, electric transmission revenues, electric retail volumes, Montana property tax tracker collections, lower non-recoverable Montana electric supply costs, and an income tax benefit from a change to the gas repairs safe harbor method. These were offset in part by natural gas retail volumes, depreciation, operating, administrative and general costs, and interest expense.

LIQUIDITY AND OTHER CONSIDERATIONS

Liquidity and Capital Resources

As of September 30, 2024, our total net liquidity was approximately $316.5 million, including $2.5 million of cash and $314.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at September 30, 2023 of $378.1 million.

Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	September 30, 2024	September 30, 2023
Basic computation	61,301,696	60,442,164
Dilutive effect of:
Performance share awards(1)	95,279	35,533
Diluted computation	61,396,975	60,477,697

	Nine Months Ended
	September 30, 2024	September 30, 2023
Basic computation	61,285,570	60,010,609
Dilutive effect of:
Performance share awards(1)	69,136	31,311
Diluted computation	61,354,706	60,041,920

(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.

As of September 30, 2024, there were 16,015 shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations, compared to 32,649 shares as of September 30, 2023.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

Adjusted Non-GAAP Earnings

We reported GAAP earnings of $0.76 per diluted share for the three months-ended September 30, 2024 and $0.48 per diluted share for the same period in 2023. Adjusted Non-GAAP earnings per diluted share for the same periods are $0.65 and $0.49, respectively. A reconciliation of items factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

Three Months Ended September 30, 2024
	Pre-tax Income	Net(1) Income	Diluted EPS
2024 Reported GAAP	$43.7	$46.8	$0.76

Non-GAAP Adjustments:
Unfavorable weather as compared to normal	0.4	0.3	0.01
Partial recovery from a previously impaired alternative energy storage investment	(0.5)	(0.4)	(0.01)
Natural gas repairs safe harbor method change	—	(7.0)	(0.11)

2024 Adj. Non-GAAP	$43.6	$39.7	$0.65

Three Months Ended September 30, 2023
	Pre-tax Income	Net(1) Income	Diluted EPS
2023 Reported GAAP	$31.0	$29.3	$0.48

Non-GAAP Adjustments:
Unfavorable weather as compared to normal	0.9	0.7	0.01

2023 Adj. Non-GAAP	$31.9	$30.0	$0.49

(1) Income tax rate on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Earnings Webcast

NorthWestern will also host an investor earnings webcast on Wednesday, October 30, 2024, at 3:00 p.m. Eastern time to review its financial results for the quarter ending September 30, 2024. To register for the webcast, please visit www.northwesternenergy.com/earnings-registration. After registration, a link to access the event will be emailed to the address provided. Please note that a unique and valid email address is required for each attendee to access the webinar. Please go to the site at least 10 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

NorthWestern Energy - DELIVERING A BRIGHT FUTURE

NorthWestern Energy Group, Inc., doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 775,300 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. Our operations in Montana and Yellowstone National Park are conducted through our subsidiary, NorthWestern Corporation, and our operations in South Dakota and Nebraska are conducted through our subsidiary, NorthWestern Energy Public Service Company. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Reconciliation of Non-GAAP Items." Forward-looking statements involve risks and uncertainties, which could

NorthWestern Reports Third Quarter 2024 Financial Results
October 28, 2024

cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, and wildfire damages in excess of liability insurance coverage, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                Media Contact:
Travis Meyer (605) 978-2967                Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com